EMPLOYMENT AGREEMENT

REDBOX AUTOMATED RETAIL, LLC and

MARK HORAK

Dated as of March 17, 2014

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated as of March 17, 2014, between Redbox Automated Retail, LLC, a Delaware limited liability company (“Employer”), and Mark Horak (“Employee”);
WITNESSETH;
WHEREAS, Employer and Employee wish to document certain understandings and agreements; and
WHEREAS, Employer desires to employ Employee upon the terms and conditions set forth herein; and
WHEREAS, Employee is willing to provide services to Employer upon the terms and conditions set forth herein;
AGREEMENTS;
NOW, THEREFORE, for and in consideration of the foregoing premises and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Employer and Employee hereby agree as follows:

1.	POSITION

1.1. Employment

Employer will employ Employee and Employee will provide services to Employer as the President of Redbox.
1.2. Attention and Effort

Employee will devote all of his productive time, ability, attention and effort to Employer’s business and will skillfully serve its interests during the Term (as defined below).

1.3. Term

Employee’s term of employment as President under this Agreement shall begin as of the effective date of this Agreement and shall continue until terminated pursuant to Section 2 of this Agreement (the “Term”).

1.4.	Compensation

During the Term, Employer agrees to pay or cause to be paid to Employee, and Employee agrees to accept in exchange for the services rendered hereunder by him, the following compensation:
(a) Base Salary

Employee’s compensation as President of Redbox shall consist, in part, of an annual base salary of four hundred and forty-five thousand dollars ($445,000) before all customary payroll deductions. Such annual base salary shall be paid in substantially equal installments and at the same intervals as other officers of Employer are paid. Employee’s salary shall be reviewed by Outerwall Inc.’s Compensation Committee as appropriate to determine in its discretion whether it is appropriate to increase the base salary.
(b) Bonus

Employee shall be eligible for cash bonuses consistent with the existing program for executive officers, provided performance targets applicable to such bonuses are met, and, provided further, any such bonus shall be pro-rated in the event of a termination without Cause (as defined below).

1.5	Benefits
During the Term, Employee will be entitled to participate, subject to and in accordance with applicable eligibility requirements, in fringe benefit programs as shall be provided from time to time by, to the extent required, action of Outerwall Inc.’s Board of Directors.

2.	TERMINATION

Employment of Employee pursuant to this Agreement may be terminated as follows, but in any case, the provisions of Section 4 hereof shall survive the termination of this Agreement and the termination of Employee’s employment hereunder:

2.1	By Employer
With or without Cause, Employer may terminate the employment of Employee at any time during the term of employment upon giving Notice of Termination (as defined below).

2.2	By Employee
Employee may terminate his employment at any time, for any reason, upon giving Notice of Termination.

2.3	Automatic Temination
This Agreement and Employee’s employment hereunder shall terminate automatically upon the death or total disability of Employee. The term “total disability” as used herein shall mean Employee’s inability to perform the duties set forth in Section 1 hereof for a period or periods aggregating 180 calendar days in any 12-month period as a result of physical or mental illness, loss of legal capacity or any other cause beyond Employee’s control, unless Employee is granted a leave of absence by the Employer. Employee and Employer hereby acknowledge that Employee’s ability to perform the duties specified in Section 1 hereof is of the essence of this Agreement. Termination hereunder shall be deemed to be effective (a) at the end of the calendar month in which Employee’s death occurs or (b) immediately upon a determination by the Employer of Employee’s total disability.

2.4	Termination in Connection With a Change in Control
Concurrent with the commencement of Employee’s employment hereunder, Employee and Employer shall enter into a Change of Control Agreement, in the form attached hereto as Exhibit A. Notwithstanding Sections 3.1 and 3.2 of this Agreement and in full substitution therefor, if Employee’s employment terminates under circumstances described in the Change of Control Agreement, Employee’s rights upon termination will be governed by the terms of the Change of Control Agreement and his right to termination payments under this Agreement shall cease.

2.5	Notice
The term “Notice of Termination” shall mean at least 30 days’ written notice of termination of Employee’s employment, during which period Employee’s employment and performance of services will continue; provided, however, that Employer may, upon notice to Employee and without reducing Employee’s compensation during such period, excuse Employee from any or all of his duties during such period. The effective date of the termination of Employee’s employment hereunder shall be the date on which such 30-day period expires.

3.	TERMINATION PAYMENTS

In the event of termination of the employment of Employee during the Term, all compensation and benefits set forth in this Agreement shall terminate except as specifically provided in this Section 3:

3.1	Termination by Employer
Subject to Section 3.5 hereof, if Employer terminates Employee’s employment without Cause during the Term, Employee shall be entitled to receive (a) a termination payment equal to twelve (12) months’ annual base salary, (b) any unpaid annual base salary which has accrued for services already performed as of the date termination of Employee’s employment becomes effective, (c) a pro-rated cash bonus consistent with Section 1.4(b) determined at Employee’s target bonus opportunity for the year in which Employee’s employment terminates, and (d) an amount equal to twelve (12) months’ of COBRA premiums at the rate in effect on the date Employee’s employment terminates for the coverage in effect for Employee and Employee’s spouse and dependent children on such date under the Employer’s group health plans. All amounts payable pursuant to this Section 3.1 (or pursuant to Section 3.2) shall be reduced for applicable deductions and tax withholding. If Employee is terminated by Employer for Cause during the Term, Employee shall not be entitled to receive any of the foregoing benefits, other than those set forth in Section 3,1(b) above.

3.2	Termination by Employee
In the case of the termination of Employee’s employment by Employee, Employee shall not be entitled to any payments hereunder, other than those set forth in Section 3.1(b) hereof if such termination occurs during the Term.

3.3	Payment Schedule
All amounts payable pursuant to Section 3.1(b) and 3.2 hereof shall be paid to Employee at the same time such amounts would have been paid to Employee had Employee’s employment not been terminated (or at such earlier time as is required by law). All amounts payable pursuant to Sections 3.1(a), (c) and (d) hereof shall be paid to Employee in a lump sum within ten (10) business days after the release referred to in Section 3.5 hereof becomes effective; provided, however, that in no event shall such payment be made later than March 15 of the calendar year following the calendar year in which Employee’s employment terminates.

3.4	Cause
Wherever reference is made in this Agreement to termination being with or without Cause, “Cause” is limited to the occurrence of one or more of the following events:
(a) Failure or refusal to carry out the lawful duties of Employee described in Section 1 hereof or any directions of the member or manager of Employer, which directions are reasonably consistent with the duties herein set forth to be performed by Employee;

(b) Violation by Employee of a state or federal criminal law involving the commission of a crime against Employer or a felony;

(c) Current use by Employee of illegal substances; deception, fraud, misrepresentation or dishonesty by Employee; any act or omission by Employee which substantially impairs Employer’s business, good will or reputation; or

(d) Any other material violation of any provision of this Agreement

3.5	Release
Employee’s entitlement to any benefits pursuant to Sections 3.1(a), (c) and (d) hereof is conditioned on Employee’s execution (and non-revocation) of a release of claims in a form satisfactory to the Employer, which release must become effective by the sixtieth (60th) day following the date on which Employee’s employment terminates or such earlier date as is specified in such release. The Employer shall provide Employee with the form of release no later than the seventh (7th) day following the date on which Employee’s employment terminates.

3.6	Code Section 409A
The parties intend that this Agreement and the payments and benefits provided hereunder, including, without limitation, those provided pursuant to Section 3.1 hereof, be exempt from the requirements of Section 409A of the internal Revenue Code of 1986, as amended (the “Code”) to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treas. Reg. Section 1.409A-1(b)(4), the involuntaiy separation pay plan exception described in Treas. Reg. Section 1.409A-l(b)(9)(iii), or otherwise. To the extent Code Section 409A is applicable to this Agreement, the parties intend that this Agreement and any payments and benefits thereunder comply with the deferral, payout and other limitations and restrictions imposed under Code Section 409A. Notwithstanding anything herein to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions; provided, however that in no event shall Employer or its agents, parents, subsidiaries, affiliates or successors be liable for any additional tax, interest or penalty that may be imposed on Employee pursuant to Code Section 409A or for any damages incurred by Employee as a result of this Agreement (or the payments or benefits hereunder) failing to comply with, or be exempt from, Code Section 409A. Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary:

(a)to the extent Code Section 409A is applicable to this Agreement, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service,” as defined in Treas. Reg. Section 1.409A-1(h), after giving effect to the presumptions contained therein (and without regard to the optional alternative definitions available therein), and, for purposes of any such provision of this Agreement, references to “terminate,” “termination,” “termination of employment” and like terms shall mean separation from service;

(b)if at the time Employee’s employment hereunder terminates, Employee is a “specified employee” within the meaning of Code Section 409A, then to the extent necessary to avoid subjecting Employee to the imposition of any additional tax or interest under Code Section 409A, amounts that would (but for this provision) be payable within six (6) months following the date of Employee’s termination of employment shall not be paid to Employee during such period, but shall instead be paid in a lump sum on the first business day of the seventh (7th) month following the date on which Employee's employment terminates or, if earlier, upon Employee’s death;

(c) each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate and distinct payments; and

(d) nothing herein shall act to accelerate any payment to which Employee would otherwise be entitled if such acceleration would subject Employee to an additional tax or penalty under Code Section 409A.

4.	NONCOMPETITION, NONDISCLOSURE AND NONDISPARAGEMENT

(a) The nature of Employee’s employment with Employer has given Employee access to trade secrets and confidential information, including information about its technology and customers. Therefore, during Employee’s employment, Employee will not engage in, be employed by, perform services for, participate in the ownership, management, control or operation of, or otherwise be connected with, either directly or indirectly, any business or activity whose efforts are in competition with (i) the products or services manufactured or marketed by Employer, or its affiliates, at the time of this Agreement, or (ii) the products or services which have been under research or development by Employer, or its affiliates, during the term of Employee’s employment, and which Employer has demonstrably considered for further development or commercialization. The geographic scope of this restriction shall extend to anywhere Employer is doing business, has done business or intends to do business. Employee acknowledges that the restrictions are reasonable and necessary for protection of the business and goodwill of Employer.

(b) Employee further agrees that Employee will not at any time disclose to any third party confidential information about Employer relating to its or its affiliates’ business, technology, practices, products, marketing, sales, services, finances or legal affairs, unless (i) in furtherance of the business or purpose of Employer and consistent with Employer’s policies and procedures with regard to disclosure of confidential information; or authorized in writing by Employer.

(c) Following termination of Employee’s employment for any reason, Employee and Employer shall refrain from making any derogatory comment in the future to the press or any individual or entity regarding the other that relates to their activities or relationship prior to the date of termination, which comment would likely cause material damage or harm to the business interests or reputation of Employee or Employer and its affiliates. Employee acknowledges that the non-disparagement provisions of this Section 4(c) are essential to Employer, that Employer would not enter into this Agreement if it did not include this Section 4(c), and that damages sustained by Employer as a result of a breach of this Section 4(c) cannot be adequately quantified or remedied by damages alone. Accordingly, Employer shall be entitled to seek injunctive and other equitable relief to prevent or curtail any breach of this Section 4(c).

(d)If Employee violates any provision of this Section 4, Employee shall repay all amounts received by Employee pursuant to Sections 3.1(a), (c) and (d) hereof. In the event any such violation occurs prior to the payment of such amounts, Employee shall cease to be entitled to any payment pursuant to such Sections.

5.	REPRESENTATIONS AND WARRANTIES OF EMPLOYEE

Employee represents and warrants that neither the execution nor the performance of this Agreement nor the execution or performance of the Proprietary Information and Invention Agreement by Employee will violate or conflict in any way with any other agreement by which Employee may be bound, or with any other duties imposed upon Employee by corporate or other statutory or common law.

6.	FORM OF NOTICE

All notices given hereunder shall be given in writing, shall specifically refer to this Agreement and shall be personally delivered or sent by registered or certified mail, return receipt requested, at the address set forth below or at such other address as may hereafter be designated by notice given in compliance with the terms hereof:

If to Employee:    Mark Horak
1015 Stuart Circle
Thousand Oaks, CA 91362

If to Employer:    Redbox    Automated Retail, LLC
One Tower Lane, Suite 900
Oakbrook Terrace, IL 60181
Attn: General Counsel

Copy to:     Outerwall Inc.
1800 114th Avenue SE
Bellevue, WA 98004
Attn: Chief Executive Officer
cc: Chief Legal Officer and General Counsel
Copy to:     Perkins Cole LLP
Attn: Lynn E. Hvalsoe
1201 Third Ave., 49th Floor
Seattle, WA 98101-3099

If notice is mailed, such notice shall be effective upon mailing, or if notice is personally delivered, it shall be effective upon receipt.

7.	ASSIGNMENT

This Agreement is personal to Employee and shall not be assignable by Employee. Employer may assign its rights hereunder to (a) any corporation or other entity resulting from any merger, consolidation or other reorganization to which Employer is a party or (b) any corporation, partnership, association or other person to which Employer may transfer all or substantially all of the assets and business of Employer existing at such time. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

8.	WAIVERS

No delay or failure by any party hereto in exercising, protecting or enforcing any of its rights, titles, interests or remedies hereunder, and no course of dealing or performance with respect thereto, shall constitute a waiver thereof. The express waiver by a party hereto of any right, title, interest or remedy in a particular instance or circumstance shall not constitute a waiver thereof in any other instance or circumstance. All rights and remedies shall be cumulative and not exclusive of any other rights or remedies.

9.	ARBITRATION

With the exception of any claims for workers compensation, unemployment insurance, claims before any governmental administrative agencies as required by applicable law, or claims related to the National Labor Relations Act, any controversy relating to this Agreement or Employee's employment shall be settled by Employer and Employee through binding arbitration according to die applicable employment dispute resolution rules of the American Arbitration Association Employment Arbitration Rules and Mediation Procedures (available free of charge at www.adr.org). The arbitration, including any discovery thereto, shall be subject to the California Code of Civil Procedure (including without limitation Section 1283.05 (and its mandatory and permissive rights to discovery) and the Federal Arbitration Act, as applicable, or any successor or replacement statutes). Such arbitration shall be presided over by a single arbitrator in Los Angeles, California. Such binding arbitration is applicable to any and all claims under state and federal employment related statutes including without limitation the Fair Employment and Housing Act, the Title VII of the Civil Rights Act, as well as any claims related to Employee’s employment or a claimed breach of this Agreement. Employer shall bear all costs uniquely associated with the arbitration process, including the arbitrator's fees. The arbitrator shall have the authority to award any damages authorized by law. The prevailing party shall be entitled to attorneys’ fees where permitted by applicable law. This agreement to arbitrate shall apply to both Employer and Employee. The parties understand that they are giving up their right to a trial in a court of law.

10.	AVAILABILITY AND CONSULTATION

If Employee’s employment with Employer terminates for any reason, Employee will thereafter be reasonably available to Employer and its affiliates and their counsel for the purpose of enabling Employer and its affiliates to defend against any legal claims in which Employer determines Employee may have knowledge or information. Employer will reimburse Employee for reasonable out-of-pocket expenses incurred in connection with any consultations under this Section 10.

11.	AMENDMENTS IN WRITING

No amendment, modification, waiver, termination or discharge of any provision of this Agreement, nor consent to any departure therefrom by either party hereto, shall in any event be effective unless the same shall be in writing, specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by Employer and Employee, and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by Employer and Employee.

12.	APPLICABLE LAW

This Agreement shall in all respects, including all matters of construction, validity and performance, be governed by, and construed and enforced in accordance with, the laws of the state of Washington, without regard to any rules governing conflicts of laws.

13.	SEVERABILITY

If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction, for any reason, including, without limitation, the duration of such provision, its geographical scope or the extent of the activities prohibited or required by it, then, to the full extent permitted by law (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intent of the parties hereto as nearly as may be possible, (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof, and (c) any court or arbitrator having jurisdiction thereover shall have the power to reform such provision to the extent necessary for such provision to be enforceable under applicable law.

14.	HEADINGS

All headings used herein are for convenience only and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement

15.	COUNTERPARTS

This Agreement, and any amendment or modification entered into pursuant to Section 11 hereof, may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same instrument.

16.	ENTIRE AGREEMENT

Except for the offer letter dated January 28, 2014, the Proprietary Information and Invention Agreement executed by Employee on approximately March 17, 2014, and the Change of Control Agreement executed on approximately March 17, 2014, this Agreement sets forth the entire understanding between Employee and Employer, superseding any prior agreements or understandings, express or implied, pertaining to the terms of Employee’s employment with Employer. Employee acknowledges that in executing this Agreement, Employee does not rely upon any representation or statement by any representative or agent of Employer or its affiliates concerning the subject matter of this Agreement.
IN WITNESS WHEREOF, the parties have executed and entered into this Agreement on the date set forth above.

REDBOX AUTOMATED RETAIL, LLC

/s/ Mark Horak             By /s/ Raquel Karls
Mark Horak                        Its Chief Human Resources Officer